Exhibit 99.1

CohBar Reports Third Quarter 2021

Financial Results and Provides Business Update

Company to host conference call at 5:00 p.m. ET

MENLO PARK, Calif., November 15, 2021 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics to treat chronic diseases and extend healthy lifespan, today reported its financial results for the third quarter ended September 30, 2021.

“We were pleased to report positive topline data from our first clinical study this past quarter and believe that this data not only demonstrates the potential of our CB4211 program but also validates our unique approach of creating novel therapeutics sourced from the mitochondrial genome,” stated Dr. Joseph Sarret, Chief Executive Officer. “With a strengthened balance sheet from our recent financing, we are now well-positioned to continue to advance our pipeline.”

Third Quarter 2021 and Recent Highlights

●	Positive Topline Data Announced from the Phase 1a/1b Study of CB4211 Being Developed for the Treatment of Nonalcoholic Steatohepatitis (NASH) and Obesity: In August, the company announced topline results from the multi-center, randomized, double-blind, placebo-controlled Phase 1a/1b clinical study of CB4211, under development for NASH and obesity. The study met its primary endpoints as CB4211 was well-tolerated and appeared safe with no serious adverse events. The evaluation of the exploratory endpoints showed robust and statistically significant improvements in key biomarkers of liver damage, ALT and AST, as well as in glucose levels in the CB4211 group compared to placebo. There was a trend towards lower body weight in the CB4211 group after four weeks of treatment.

●	CB4211 Phase 1b Data Selected for Late Breaker Presentation at The Liver Meeting® 2021: In October, the company announced that data from its CB4211 Phase 1a/1b clinical study had been selected for presentation during the late-breaking poster session at The American Association for the Study of Liver Diseases (AASLD) Annual Meeting (The Liver Meeting® 2021). The lead author on the poster was Dr. Rohit Loomba, MD, MHSc, Professor of Medicine, Director, NAFLD Research Center, and Director of Hepatology, University of California at San Diego. The poster can be viewed by visiting: CohBar’s Publication Page.

●	U.S. Patent Granted Covering CB4211 Compositions and Use for Treating NASH: In September, the company announced that the United States Patent and Trademark Office had granted a patent covering CohBar’s lead candidate CB4211 and related compositions, as well as methods of treatment, including methods of treating NASH. This foundational patent will be eligible for listing in the FDA Orange Book upon approval of CB4211 as a therapeutic in the United States.

●	Completed $15M Financing: On November 1st, the company completed an underwritten public offering of common stock and warrants, with aggregate gross proceeds of approximately $15 million. The company intends to use the proceeds from this offering to fund research and development and other general corporate purposes.

●	Gained additional bank research coverage: Recently, Wall Street bank Cantor Fitzgerald initiated coverage on CohBar and issued a research report on the company.

●	Carol Nast and Joanne Yun, Ph.D. Appointed to the Board of Directors: The company announced the appointment Carol Nast and Joanne Yun, Ph.D. as independent directors. Ms. Nast has spent her career in executive level positions with both large multinational companies and early-stage companies in the medical industry. Dr. Yun brings extensive research and development, commercial, and governance experience from the pharmaceutical industry.

Third Quarter 2021 Financial Highlights

●	Cash and Investments: The company had cash and investments of $15 million as of September 30, 2021, compared to $21 million as of December 31, 2020. The cash burn for the quarter ended September 30, 2021, was approximately $3.3 million.

●	R&D Expenses: Research and development expenses were $1.6 million for the three months ended September 30, 2021, compared to $1.2 million in the prior year quarter. The increase in research and development expenses was primarily due to the investment in the company’s research programs focused on the continued development of its peptides partially offset by a decrease in stock based compensations costs.

●	G&A Expenses: General and administrative expenses were $1.8 million for the three months ended September 30, 2021, compared to $1.4 million in the prior year quarter. The increase in general and administrative expenses was primarily due to higher stock-based compensation costs.

●	Net Loss: For the three months ended September 30, 2021, net loss, which included $0.7 million of non-cash expenses, was $3.4 million, or $0.05 per basic and diluted share. For the three months ended September 30, 2020, net loss, which included $0.9 million of non-cash expenses, was $3.2 million, or $0.06 per basic and diluted share.

Third Quarter Investor Call:

Date: November 15, 2021

Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (844) 825-9789
-	Dial-in International: (412) 317-5180
-	Conference ID No.: 10161656

For individuals participating in the Investor Call, please call into the conference audio approximately 10 minutes prior to its start.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on November 15, 2021, through 11:59 p.m. Eastern Time on December 6, 2021. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 10161656. The audio recording will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring peptide sequences within the mitochondrial genome, some of which have been shown to have the potential to regulate key processes in multiple systems and organs in the body. To date, the company has discovered more than 100 mitochondrial derived peptides and generated over 1,000 analogs. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of diseases associated with the underlying impact of mitochondrial dysfunction. The company’s lead compound, CB4211, which is under development for the treatment of NASH and obesity, recently completed a successful Phase 1a/1b clinical trial. In addition, CohBar has four preclinical programs, the most advanced of which is CB5138-3, a peptide with broad anti-fibrotic and anti-inflammatory properties. This program is currently in IND-enabling studies with the goal of filing an IND and initiating a First-in-Human study in 2022 with an initial indication of idiopathic pulmonary fibrosis. The company also has a program in ARDS, including COVID-19 associated ARDS, as well as two peptide families with potential utility in treating various forms of cancer.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding timing and anticipated outcomes of research and clinical trials for our mitochondria based therapeutic (MBT) candidates; expectations regarding the growth of MBTs as a significant future class of drug products;  the ability to provide patent protection for our programs; the potential listing of the CB4211 patent in the FDA’s Orange Book; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs, MBTs and other potential therapies. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials and the timing of announcements and updates relating to our clinical trials and related data; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, receipt of unfavorable feedback from regulators regarding the safety or tolerability of CB4211 or the possibility of other developments affecting the viability of CB4211 or CB5138-3 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable results that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

CohBar, Inc.

Condensed Balance Sheets

	As of
	September 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,180,407	$2,894,575
Investments	5,834,761	18,120,266
Prepaid expenses and other current assets	810,307	413,692
Total current assets	15,825,475	21,428,533
Property and equipment, net	293,485	394,004
Intangible assets, net	19,616	18,075
Other assets	69,620	67,403
Total assets	$16,208,196	$21,908,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,306,928	$727,599
Accrued liabilities	155,612	1,141,741
Accrued payroll and other compensation	512,990	853,335
Note payable, net of debt discount and offering costs of $13,082 and $15,656 as of September 30, 2021 and December 31, 2020, respectively	361,918	349,344
Total current liabilities	2,337,448	3,072,019
Notes payable, net of debt discount and offering costs of $0 and $26,159 as of September 30, 2021 and December 31, 2020, respectively	-	348,841
Total liabilities	2,337,448	3,420,860

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.001 par value, Authorized 180,000,000 shares; Issued and outstanding 65,027,988 shares as of September 30, 2021 and 61,117,524 as of December 31, 2020	65,028	61,118
Additional paid-in capital	95,747,473	87,684,323
Accumulated deficit	(81,941,753)	(69,258,286)
Total stockholders’ equity	13,870,748	18,487,155
Total liabilities and stockholders’ equity	$16,208,196	$21,908,015

CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,634,063	1,245,530	6,906,510	4,240,445
General and administrative	1,777,000	1,372,026	5,720,043	4,594,318
Total operating expenses	3,411,063	2,617,556	12,626,553	8,834,763
Operating loss	(3,411,063)	(2,617,556)	(12,626,553)	(8,834,763)

Other income (expense):
Interest income	1,226	872	4,366	38,064
Interest expense	(7,562)	(78,691)	(32,547)	(234,364)
Equity modification expense	-	(489,645)	-	(2,290,688)
Amortization of debt discount and offering costs	(4,359)	(51,899)	(28,733)	(235,260)
Total other expense	(10,695)	(619,363)	(56,914)	(2,722,248)
Net loss	$(3,421,758)	$(3,236,919)	$(12,683,467)	$(11,557,011)
Basic and diluted net loss per share	$(0.05)	$(0.06)	$(0.20)	$(0.25)
Weighted average common shares outstanding - basic and diluted	63,890,584	50,201,985	62,439,560	45,569,737